Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment to Registration Statement No. 333-256959 on Form N-2 of our report dated April 15, 2022, relating to the statement of assets and liabilities of DoubleLine Shiller Cape® Enhanced Income Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Independent registered public accounting firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

Costa Mesa, California
May 20, 2022